Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 14th day of March, 2022 between Guess?, Inc., a Delaware corporation (the “Company”), and Dennis Secor (the “Executive”).
W I T N E S E T H:
WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.
WHEREAS, this Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company, and, as of the date first set forth above, supersedes and negates all previous agreements and understandings with respect to such relationship.
NOW THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.POSITION/DUTIES.
(a)During the Employment Term (as defined in Section 2 below), the Executive shall serve the Company as an executive officer, reporting to the Company’s Chief Executive Officer (the “CEO”). The Executive shall have such titles, duties, authorities and responsibilities as determined by the Company’s Board of Directors (the “Board”) or the CEO from time to time during the Employment Term. Without limiting the generality of the preceding sentence, the Executive’s position during the Employment Term (or a portion thereof) may include serving as the Company’s Chief Financial Officer and/or Chief Accounting Officer, as determined by the Board.
(b)During the Employment Term, the Executive agrees that the Executive will devote substantially all of his business time and attention to the business of the Company, that the Executive will use his best efforts to perform his duties and responsibilities for the Company in a faithful and efficient manner, and that the Executive will not engage in any other employment, consulting, business or charitable activity that would create a conflict of interest with the Company or any of its affiliates or otherwise impair the Executive’s ability to effectively perform his duties with the Company. The Executive agrees that he has no contractual commitments or other legal obligations that would prohibit him from commencing employment with the Company, or that would in any way limit his ability to perform his duties for the Company, except for an existing consulting agreement with a New Zealand-based technology company for which he has (through his solely owned consulting company) committed about 8 hours of consulting services per week. The Executive may serve on the board of directors or advisory boards of other for profit companies; provided in each case that such service is approved in advance by the Board and such service does not create a potential business conflict or the appearance thereof. The Executive has agreed to serve on the same New Zealand-based technology company’s future board of advisors when that company chooses to form such a board. Nothing in this Agreement shall prevent the Executive from engaging in civic and charitable activities and managing his family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. The Executive currently sits on the Board of Governors of The Kristin School, based in Auckland, New Zealand. The Board may require the Executive to resign from any board of directors (except for The Kristin School or the New Zealand-based technology company referenced above) (or similar governing body) on which he may then serve if the Board determines that such service has created a business conflict or the appearance thereof or that such service has impaired the Executive’s ability to effectively perform his duties with the Company. The Company may require the Executive to travel from time to time during the Period of Employment.
(c)The Company is aware that the Executive is currently domiciled in and is a resident of New Zealand. The Company agrees that the Executive will have no fixed place of work and can work remotely. The Executive expects to conduct at least 75% of his work remotely. The Executive agrees to spend around 25% (one week per month) of his time at the Company’s offices in Los Angeles, California and/or Lugano Switzerland; subject to the Executive’s ability to reasonably do so in compliance with any applicable travel restrictions. The Executive agrees that the remote working arrangement will not affect his ability to undertake his duties under this Agreement, including but not limited to his accountability to the Board and CEO, and the management of his team. The Executive also agrees that he will remain a U.S. employee at all times notwithstanding his remote working arrangements. The Executive’s time in Los Angeles and/or Lugano Switzerland will be considered business trips and appropriate travel expenses (hotel, airfare, meals, etc.) will be reimbursed by the Company in accordance with prevailing policies for executive officers. The Executive will travel to and from New Zealand on the most direct routes in business class.
(d)The Executive’s hours of work will normally be at least 40 hours per week. The Executive agrees to work more hours if necessary to perform the requirements of his position effectively, and his Base Salary provided for in Section 3 includes reasonable compensation for making himself available to work additional hours if required and payment for all those hours worked. The Executive will be classified as “exempt” from overtime.
2.EMPLOYMENT TERM. The Executive’s first day of employment will be a date that is mutually agreeable to the parties to this Agreement, but in no event later than March 15, 2022. (The Executive’s first day of employment by the Company or one of its subsidiaries is referred to as the “Effective Date.”) The Executive’s term of employment under this Agreement (herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and ending on March 31, 2023. Notwithstanding the foregoing, in all cases the Employment Term is subject to earlier termination as provided in Section 7 hereof. Subject to earlier termination of the Employment Term as provided in Section 7 hereof, the Executive’s employment with the Company shall end on March 31, 2023 unless the Executive and the Company mutually agree in writing, by formal amendment to this Agreement.
3.BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of Six Hundred and Fifty Thousand U.S. Dollars ($650,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary may be increased, but not decreased, from time to time by the Compensation Committee of the Board (the “Compensation Committee”). No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. Base Salary and any other payments made to the Executive under this Agreement are inclusive of any compulsory employer contributions to any superannuation or retirement savings scheme that may apply.
4.ANNUAL INCENTIVE BONUS. The Executive shall have an annual bonus (“Bonus”) opportunity with respect to the Company’s fiscal year 2023 under, and subject to the terms and conditions of, the Company’s Annual Incentive Bonus Plan, as amended and restated (the “Bonus Plan”), based upon the achievement by the Company and its subsidiaries of performance goals for such fiscal year established by the Compensation Committee. The range of the Bonus opportunity for such fiscal year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that (a) Executive’s threshold, target and stretch Bonus opportunities for such fiscal year shall be 37.5%, 75% and 112.5% of the Executive’s Base Salary, respectively, subject to the maximum amount permitted under the Bonus Plan and the Compensation Committee’s discretion to reduce the bonus below the level otherwise determined pursuant to the Bonus Plan, and (b) Executive’s minimum Bonus amount for the Company’s fiscal year 2023 shall (subject to the conditions set forth in the following paragraph) be $175,000.
As provided in the Bonus Plan, the Executive’s Bonus for a fiscal year is (except as otherwise expressly provided in Section 8 and except as provided in the next sentence) subject to the condition that the Executive remain employed with the Company until the time bonuses are paid under the Bonus Plan generally for such fiscal year. The Executive, however, will be considered to have earned and will be fully vested in any Bonus for fiscal year 2023 if he remains employed with the Company through March 31, 2023. Any Bonus payable to the Executive for fiscal year 2023, will be based on his full annual Base Salary and not subject to any time proration. Any Bonus as described above that becomes payable to the Executive for fiscal year 2023 will be paid at the same time that bonuses are paid to other executives of the Company for fiscal year 2023, but in any event within seventy-four (74) days after the conclusion of such fiscal year. Any Bonus, as well any other bonus, equity or incentive compensation paid, granted or provided to the Executive by the Company, is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of such award.
5.RESTRICTED STOCK UNIT AWARD. On the Effective Date, the Company shall grant the Executive a restricted stock unit award with a “Grant Date Value” of $345,000 (the “Restricted Stock Unit Award”) under the Company’s 2004 Equity Incentive Plan (or any successor thereto and as the applicable plan may be amended from time to time (the “Equity Plan”)). The number of shares of the Company’s common stock subject to such Restricted Stock Unit Award shall be determined by dividing the Grant Date Value set forth above by the closing price (in regular trading on the New York Stock Exchange) for a share of the Company’s common stock on the Effective Date (or, if the Effective Date is not a trading day on the New York Stock Exchange, as of the most recent New York Stock Exchange trading day preceding the Effective Date), and rounding any fractional share up to the next whole share. The Restricted Stock Unit Award will be scheduled to vest as to 100% of the stock units subject to such award on March 31, 2023, subject to the Executive’s continued employment by the Company through such date. The Restricted Stock Unit Award will be evidenced by a restricted stock unit award agreement using the Company’s standard form for employee restricted stock unit award grants under the Equity Plan, and will be subject to the terms and conditions of such restricted stock unit award agreement and the Equity Plan.
6.VACATION AND BENEFITS. The Executive shall be entitled to accrue annual paid vacation during the Employment Term in accordance with the Company’s policy applicable to senior executives in an amount equal to twenty (20) vacation days per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The Executive shall not be permitted to accrue more than a total of twenty five (25) vacation days at any time. Once the Executive reaches the maximum accrual, the Executive shall not accrue any additional vacation days until a portion of the Executive’s accrued vacation time is used.
During the Employment Term: (1) the Executive will be eligible to participate in medical, dental, life, and disability benefits and perquisites on terms not less favorable to the Executive than the terms of the applicable arrangement as applied to officers of the Company generally. Participation in any benefit plan remains subject to satisfying the applicable eligibility requirements. The Company reserves the right to amend or modify the terms and conditions of its benefits plans, and to terminate any benefit plan, from time to time.
7.TERMINATION. This Agreement is for a fixed period from the Effective Date to March, 31 2023 (the “Expiry Date”) to provide interim cover to lead and assist with the Company’s finance and accounting functions while the Company advertises and recruits for a permanent chief financial officer and then to provide transition support to the new chief financial officer for any remaining period within such term; subject to earlier termination as provided in this Section 7. This Agreement does not constitute a contract of employment for any specific period of time, but creates an employment at-will relationship that may be terminated at any time by Executive or the Company, with or without cause and with or without advance notice and without the need to be paid the balance of the Employment Term. For clarity, Section 8 below provides for termination benefits that Executive shall be entitled to receive upon certain termination events. The Executive’s employment and the Employment Term shall terminate on the Expiry Date or, if earlier, the first of the following set forth below in this Section 7 to occur (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”). The Executive’s Employment Term will be ending on the Expiry Date because this is the date it is intended that a permanent chief financial officer will have been hired, there will have been a sufficient transition, and the Executive’s services will no longer be required once this position is filled permanently and there has been such a transition. The Executive acknowledges that he will receive, in terms of the remuneration package contained in this Agreement, consideration for entering into a fixed term agreement:
(a)DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, “Disabled” and “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the United States Internal Revenue Code (the “Code”).
(b)DEATH. Automatically on the date of death of the Executive.
(c)CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive’s conviction or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; (ii) a willful act of theft, embezzlement or misappropriation from the Company; (iii) sexual misconduct; or (iv) a determination by the Board that the Executive has willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), has willfully failed to follow a reasonable and lawful directive of the Board, or otherwise has materially breached this Agreement or any Company policy applicable to the Executive, after (A) a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, failed to follow a directive of the Board, or has materially breached this Agreement or any material Company policy applicable to the Executive and provides the Executive with the opportunity to correct such failure or breach if, and only if, such failure or breach is capable of cure, and (B) the Executive’s failure to correct such failure or breach which is capable of cure within thirty (30) days of receipt of the demand for performance or correction. For the avoidance of doubt, the parties expressly agree that only Cause pursuant to Section 7(c)(iv) shall be deemed capable of cure. For purposes of Section 7(c)(iv), any act, or failure to act, by the Executive in accordance with a specific directive given by the Board or based upon the advice of counsel for the Company shall not be considered to have been a willful failure by the Executive. In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive’s employment if the Board determines in its sole discretion that such a decision not to terminate the Executive’s employment is in the best interest of the Company.
(d)WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.
(e)GOOD REASON. Upon written notice by the Executive to the Company of termination for Good Reason unless the reasons for any proposed termination for Good Reason are remedied in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company. “Good Reason” means the occurrence of any one or more of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:
(i)    Any material breach of this Agreement by the Company,
including, but not limited to:
(A)    the failure of the Company to pay the compensation and benefits set forth in Sections 3, 4 and 5 of this Agreement; or

(B)    any reduction in the Executive’s Base Salary; or
(ii)    the failure of the Company to assign this Agreement to a successor to all or substantially all of the business or assets of the Company or failure of such a successor to the Company to explicitly assume and agree to be bound by this Agreement.
In addition, in order to constitute a termination for Good Reason, the Executive’s notification to the Company of the circumstance(s) giving rise to Good Reason must be given within 90 days following the initial existence of such circumstance(s).
(f)VOLUNTARY TERMINATION WITHOUT GOOD REASON. Upon written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason; provided that the Executive agrees to, to the extent practicable, provide the Company with at least sixty (60) days’ written notice of any such resignation (which the Company may, in its sole discretion, make effective earlier than any notice date and the Company may place the Executive on paid leave during any such notice period).
8.CONSEQUENCES OF TERMINATION. The Executive agrees to resign and hereby irrevocably does resign, effective on the Severance Date, from each and every position (whether as an officer, director, member, manager or otherwise) that the Executive may then have with the Company and any subsidiary of the Company, and as a fiduciary of any benefit plan of the Company or any subsidiary of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignations, and to remove himself as a signatory on any accounts maintained by the Company or any of its subsidiaries (or any of their respective benefit plans). The Executive agrees to promptly execute and return to the Company any documents that the Company may reasonably request in order to confirm such resignations. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates (for clarity, except as to Accrued Amounts as defined below). The Executive shall not be eligible for severance under any severance plan, program, policy or arrangement of the Company. Except to the extent otherwise provided in this Agreement, all benefits and awards under the Company’s compensation and benefit programs shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. The following amounts and benefits shall be due to the Executive:
(a)DISABILITY OR DEATH. Upon termination of the Executive’s employment with the Company pursuant to Section 7(a), or Section 7(b), before March 31, 2023:
(i)    The Company shall pay or provide the Executive with the Accrued Amounts (defined in Section 8(e) below).
(ii)    If such termination of the Executive’s employment with the Company occurs before the last day of fiscal year 2023, the Executive (or his estate) will also be paid a pro-rata portion of the Executive’s Bonus for such fiscal year, which shall be paid at the time that annual Bonuses are paid to other senior executives for such fiscal year, but in any event within seventy-four (74) days after the conclusion of such fiscal year (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).
(iii)    In addition, the Restricted Stock Unit Award, to the extent it is outstanding and otherwise unvested on the Severance Date, and notwithstanding anything contained in the applicable award agreement or the Equity Plan (or any successor equity compensation plan) to the contrary, will vest as of the Severance Date as to a pro-rata portion of the total number of stock units subject to the award. The pro-ration shall be determined by multiplying the total number of stock units subject to the award by the Pro-Rata Fraction. For purposes of this Agreement, “Pro-Rata Fraction” means the fraction obtained by dividing (i) the total number of days the Executive was employed by the Company from and including the Effective Date through and including the Severance Date, by (ii) the total number of days from and including the Effective Date through and including March 31, 2023.
(iv)    For purposes of making the pro-rata calculations for both the Executive’s Bonus and Restricted Stock Unit Award pursuant to clauses (ii) and (iii) above, the Executive will assume to have been employed starting on the first day of fiscal year 2023.
(b)TERMINATION FOR CAUSE. If the Executive’s employment should be terminated (i) by the Company for Cause, (ii) by the Executive without Good Reason, or (iii) on March 31, 2023, the Company shall pay to the Executive any Accrued Amounts.
(c)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and other than a termination due to Disability or death) before March 31, 2023, or by the Executive for Good Reason before March 31, 2023, then subject to Section 8(d), the Company shall pay or provide the Executive with the following:
(i)    The Accrued Amounts.
(ii)    If such termination of the Executive’s employment with the Company occurs before the last day of fiscal year 2023, the Executive will be paid the Executive’s Bonus for such fiscal year, to be determined and paid as though Executive’s employment had begun on the first day of such fiscal year and continued through the end of such fiscal year, and with such payment to be made at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of such fiscal year.

(iii)    Continued payment of Base Salary (as severance pay) pursuant to Section 3 through March 31, 2023.
(vi)    Notwithstanding anything contained in the Restricted Stock Unit Award or the Equity Plan to the contrary, to the extent that the Restricted Stock Unit Award is then outstanding and otherwise unvested, the Restricted Stock Unit Award shall be fully vested upon the Severance Date.
(d)RELEASE OF CLAIMS. Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to provide any of the payments and/or benefits provided for in Section 8(c) (other than Accrued Amounts) unless and until (x) the Executive executes an effective general release of all claims in in the form provided by and reasonably acceptable to the Company (the “Release”) on or after the Severance Date, (y) the Executive delivers such executed Release to the Company not more than twenty-one (21) days following the Severance Date, and (z) such Release become irrevocable by the Executive. The Company may withhold any payment otherwise provided for in Section 8(c)(ii) and (iii) until such conditions are satisfied, and the first payment after such conditions are satisfied shall include the payments that would have otherwise been made pursuant to such section but for this delay. Further, in the event that the period of time that the Executive has to consider, execute, and revoke the Release spans two calendar years, in no event will any payments that are conditioned upon such Release be made before the start of the second such calendar year.
(e)DEFINITION OF ACCRUED AMOUNTS. As used in this Agreement, “Accrued Amounts” shall mean:
(i)    any unpaid Base Salary through the date of the Executive’s termination and any accrued vacation in accordance with Company policy, which shall be paid not later than the next regularly scheduled payroll date following the date of termination;
(ii)    in the event such termination of employment occurs on or after the last day of fiscal year 2023, any unpaid Bonus earned by the Executive with respect to such fiscal year, which shall be paid at the time that annual Bonuses for such fiscal year are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of such fiscal year; and
(iii)    all other vested payments, benefits or perquisites to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, which in each case shall be paid in accordance with the terms and conditions of the applicable arrangement, plan, program, grant or agreement; provided, however, that the Executive shall not be entitled to benefits under any severance plan, policy, program or arrangement of the Company.
9.SECTION 4999 EXCISE TAX. If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of the Executive with the Company or any person affiliated with the Company) (the “Payments”)

received or to be received by the Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made. The process for calculating the Excise Tax, and other procedures relating to this Section, are set forth in Exhibit A attached hereto. For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Exhibit A) may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accounting Firm shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and the Executive.
10.CONFIDENTIALITY. As a condition of the Executive’s employment with the Company, the Executive is required to execute and become subject to the terms and conditions of the form of Confidentiality Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”). The Executive agrees that he will not bring onto the Company premises or otherwise provide to the Company any unpublished documents or property belonging to any former employer or other person with respect to whom the Executive has an obligation of confidentiality. During the Employment Term, the Executive agrees to disclose to the Company in writing any outside relationships with entities with whom the Executive is working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business activities.
11.COOPERATION. During the Employment Term and for twelve (12) months thereafter, whether or not then employed by the Company, the Executive agrees to reasonably cooperate with and make himself available to the Company and its representatives and legal advisors in connection with any material matters in which the Executive is or was involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as reasonably requested by the Company. The Company will reimburse Executive’s reasonable travel, lodging and incidental out-of-pocket expenses incurred in connection with any such cooperation, provided that the Executive agrees to obtain advance approval from the Company as to any material travel or expense. The Executive also agrees that within five (5) business days of receipt (or more promptly if reasonably required by the circumstances) the Executive shall send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any legal proceedings involving or relating to the Company, unless the Executive is expressly prohibited by law from so doing. The Executive agrees that he will not voluntarily cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against the Company and/or any of the Company’s subsidiaries and/or affiliates. The Executive understands that nothing in this Agreement prevents the Executive from cooperating with any government investigation or otherwise complying with applicable law.

12.NO ASSIGNMENT.
(a)This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
(b)The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.
13.NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the address (or to the facsimile number) shown on the records of the Company
If to the Company:
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021
Attention: General Counsel
Facsimile No.: (213) 765-0911
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14.SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
15.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

17.DISPUTE RESOLUTION. Except as provided in the Confidentiality Agreement and in the following paragraph, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by obtaining a list of nine qualified arbitrators supplied by JAMS from their labor and employment law panel, with each party confidentially submitting a “rank and strike” list that ranks in order of priority six arbitrators and strikes three arbitrators, and the most favored arbitrator based on the cumulative rankings who was not struck by either party shall be appointed arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in the Confidentiality Agreement and in the following paragraph, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.
Each of the parties to this Agreement and any person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party (as well as each other person or entity granted rights hereunder) may in its sole discretion obtain permanent injunctive or equitable relief in any arbitration filed pursuant to the preceding paragraph and enforce any such relief awarded by the arbitrator in any court of competent jurisdiction. In addition, each party may also apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief, including a temporary restraining or preliminary injunction (without any requirement to post any bond or deposit), to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.
18.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement. This Agreement replaces and supersedes the term sheet previously entered into by and between the Company and the Executive in its entirety. The validity, interpretation, construction and performance of this Agreement shall be governed exclusively by the laws of the State of California without regard to its conflicts of law principles. Notwithstanding the foregoing, the Company’s rights pursuant to any confidentiality, proprietary information, assignment of inventions or similar agreement shall survive and continue in effect.
19.SECTION 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary:
(a)If the Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A of the Code, then any such payment or benefit shall be delayed until the earlier of (i) the date which is six (6) months after his “separation from service” for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any payment or benefit otherwise payable or to be provided to the Executive upon or in the six (6) month period following the Executive’s “separation from service” that is not so paid or provided by reason of this Section 19(a) shall be accumulated and paid or provided to the Executive in a single lump sum, not later than the fifth day after the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the fifteenth day after the date of the Executive’s death) together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment or benefit should otherwise have been provided.

(b)It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
(c)Any reimbursement payment due to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred, and Executive agrees to submit prompt documentation of such reimbursement payments due in accordance with the Company’s reimbursement policy in order to facilitate the timely reimbursement of the same. Any such benefits and reimbursements are not subject to liquidation or exchange for another benefit and the amount of such amounts eligible for reimbursement or such benefits that the Executive receives in one taxable year shall not affect the amounts eligible for reimbursement or the amount of such benefits that the Executive receives in any other taxable year.
(d)Each item of remuneration referred to in this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.
20.FULL SETTLEMENT. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.
21.REPRESENTATIONS. Except as otherwise disclosed to the Company in writing, the Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.
22.WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
23.PRIVACY. The Company may collect and retain personal information relating to the Executive’s employment directly from him or any third party.  The Company may, from time to time, share personal information about the Executive (including his duties and salary and other compensation details) with third parties.  The Executive expressly consents to the public disclosure of the Executive’s appointment and remuneration in accordance with the Company’s obligations as a publicly listed company. The Company may transfer personal information about the Executive to its parent and/or affiliated entities to increase efficiencies in its human resources systems and/or for other operational purposes.
24.SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive that by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8, 9, 10, 11, 12, 17, 19, 20, 22 and 23 of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.
25.AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
GUESS?, INC.

By:	/s/ Carlos Alberini
Name: Carlos Alberini
Its: Chief Executive Officer

I DENNIS SECOR, agree, and acknowledge that I agree, to the terms of this Agreement. I further acknowledge and agree that the laws of the State of California will exclusively govern my employment relationship with Guess?, Inc. now and in the future. I confirm that I have had a reasonable opportunity to seek independent legal, financial, tax and accounting advice before signing this Agreement.

DENNIS SECOR

/s/ Dennis Secor

EXHIBIT A
EXCISE TAX RULES AND PROCEDURES
1.    All determinations required to be made under Section 9 of this Agreement and this Exhibit A shall be made by an accounting firm (the “Accounting Firm”) selected by the Company. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change in Control and the subsequent vesting of any cash payments or awards, or the Executive’s termination of employment, or such earlier time as is required by the Company.
2.    The Company shall pay the Accounting Firm’s fee.
3.    If the Accounting Firm determines that one or more reductions are required under Section 9 of this Agreement, the Accounting Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash payments) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive. The Accounting Firm shall make reductions required under Section 9 of this Agreement in a manner that maximizes the net after-tax amount payable to the Executive.
4.    As a result of the uncertainty in the application of Section 280G at the time that the Accounting Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.
5.    The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Exhibit A.

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EXHIBIT B

CONFIDENTIALITY AGREEMENT

This Agreement is between GUESS?, INC. (“GUESS?”), a Delaware corporation, and the employee (“Associate”) who has signed below.

BACKGROUND

•GUESS? is a clothing manufacturer and designer. In the course of developing its business and goodwill, GUESS? has developed and continues to develop techniques and other information that it uses in the manufacturing, styling, pricing and selling of its apparel products. This information, and all other information concerning the operation of GUESS? business is and always has been kept confidential by GUESS? and is and always has been a trade secret of GUESS?. By this Agreement, GUESS? desires to maintain and preserve the confidentiality of its trade secrets and other confidential information regarding its business from any unauthorized disclosures (hereinafter-CONFIDENTIAL INFORMATION).

•Associate is to be employed by GUESS?. The purpose of Associate’s relationship with GUESS? is to perform personal services to GUESS?. In order to enable Associate to perform such services, GUESS? may disclose or authorize the disclosure of trade secrets and other confidential information to Associate and the Associate may develop additional trade secrets and confidential information during employment by GUESS? which shall become part of this CONFIDENTIAL INFORMATION.

AGREEMENT

Therefore, in consideration of GUESS? employment or continuing employment of Associate and the wages or salary paid to Associate, it is agreed:
1.During employment, Associate may receive, develop, otherwise acquire, have access to or become acquainted with CONFIDENTIAL INFORMATION relating to the business of GUESS?. Associate understands that the term CONFIDENTIAL INFORMATION shall include, but not be limited to, all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications, future plans, discounts, manufacturing costs, financial information, cost and suppliers; costs of materials; the prices GUESS? obtains or has obtained, or at which it sells or has sold its apparel products, manufacturing and sales costs; written business records, documents specifications, plans and compilations of information, reports, correspondence, sales records, account lists, budgets, indexes, invoices, telephone records, or any other material relating in any manner whatsoever to the customer, sales representatives or employees (including the salaries of employees other than Associate and their abilities) of GUESS?. If it is determined that any of the information identified above is, in whole or in part, not entitled to protection as a trade secret, it shall be confidential information this is protected by this Agreement.
2.Associate agrees that all CONFIDENTIAL INFORMATION, or any copy, extract or summary, whether originated or prepared by Associate or by or for GUESS? is and shall remain the exclusive property of GUESS?. Associate shall not disclose to others, either directly or indirectly and whether or not during or after Associate’s employment with GUESS?, or take or use for Associate’s own purposes or the purposes of others, the CONFIDENTIAL INFORMATION of GUESS?. Associate shall not disclose the name of any employee, customer, sales representative or independent contractor of GUESS? to any third party, unless the disclosure occurs during Associate’s employment with GUESS? and is reasonably required by Associate’s position with GUESS?. These restrictions shall also apply to (1) trade secrets or confidential information conceived by or belonging to third parties which are in GUESS?’ possession, and (2) trade secrets or confidential information conceived, originated, discovered or developed by Associate within the scope of Associate’s employment.
3.Any invention, improvement, development, copyrightable matter, design, idea or suggestion conceived, made, devised or developed by Associate, solely or jointly with others:
a.During regular working hours or with the use of GUESS? equipment, supplies, facilities, CONFIDENTIAL INFORMATION or trade secrets.
b.During the term of Associate’s employment whether during regular working hours or not, which relate to business of GUESS?; or
c.During the term of Associate’s employment and after which embodies, uses or is the result of any CONFIDENTIAL INFORMATION of GUESS? which Associate has knowledge of, shall be disclosed to GUESS? by Associate and become the sole property of GUESS?.
4.As to each invention, improvement, development, copyrightable matter, design, idea, suggestion or other matter described above, Associate unqualifiedly assigns to GUESS? all rights, including foreign patent and priority rights, which Associate has. Associate agrees that, upon request by GUESS?, Associate shall promptly execute all instruments and documents requested by GUESS?, including but not limited to applications for Letters Patent and assignment of the rights thereto. This Agreement does not apply to any invention, which qualifies fully under the provisions of Section 2870 of the California Labor Code.
5.Upon the termination of Associate’s employment, or whenever required by GUESS?, Associate shall immediately deliver to GUESS? all property and materials in Associate’s possession or under Associate’s control belonging to GUESS?, including, but not limited to, all physical embodiments of CONFIDENTIAL INFORMATION.

6.Associate shall obtain prior written permission pursuant to GUESS? policies and procedures to publish or cause to be published any article, book, textbook, play, tape recordings or any other form of communication concerning GUESS? or the business of GUESS?, GUESS? may grant or withhold this permission in its sole subjective discretion.
7.Throughout the duration of Associate’s employment with GUESS?, or any time thereafter, EMPLOYEE shall not disrupt, damage, impair or interfere with the business of GUESS? in any manner, including, and without limitation, for a period of twenty four (24) months after the termination of Associate’s employment with GUESS?, by directly or indirectly soliciting, encouraging or inducing an employee to leave the employ of GUESS?, or by inducing an employee, a consultant, a sales representative or another independent contractor to end that person’s relationship with GUESS?, by raiding GUESS?’ employees or sales representatives, or otherwise soliciting, disrupting or interfering with its relationship with customers, agents, representatives or vendors, or otherwise. Associate is not, however, restricted from being employed by or engaged in any type of business following the termination of Associate’s employment relationship with GUESS?.
8.Associate shall not do anything, which conflicts with the interest of GUESS? during the term of Associate’s employment. Associate shall avoid conflicts of interest and shall refer questions about potential conflicts to Associate’s supervisor.
a.Associate, during the term of employment, shall not perform any services or accept any employment with any organization, which does business with GUESS? or is a competitor of GUESS?. This prohibition includes acting as an advisor or consultant, unless that activity is required as part of the Associate’s work for GUESS?.
b.Associate must immediately disclose in writing to the Human Resources Department any financial interest Associate or Associate’s immediate family has, during the term of employment, in any firm, which does business with GUESS? or which competes with GUESS?.
c.Associate and Associate’s immediate family are not to, during the term of employment, accept gifts from any person of firm doing business with GUESS?. The meaning of gifts for purposes of this Agreement includes the acceptance of lavish entertainment and free travel and lodging.
d.Associate, during the term of employment, shall not give, offer or promise anything of value to any representative of a company with which GUESS? does business.
9.Associate and GUESS? agree that the CONFIDENTIAL INFORMATION of GUESS?, is of a special, unique unusual, extraordinary, and intellectual character, which gives it a particular value, the loss of which would cause irreparable damage and cannot be reasonably compensated in damages. If Associate breaches or attempts to breach any of the provisions of this agreement, GUESS? shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any of the provisions thereof.
10.The employment relationship between GUESS? and Associate is at the Mutual consent of Associate and GUESS? and is not for a fixed term. Accordingly, either Associate or GUESS? can end the employment relationship at will, at any time, with or without cause or advance notice. No one in the company has the right to alter the nature of the employment relationship without a written agreement. There are not any express or implied agreements that affect or impair the ability of Associate or GUESS? to terminate the employment relationship at will.
11.Nothing in this Agreement shall limit Associate’s right to discuss the amount of Associate’s own wages with others or to restrict Associate’s disclosure or use of any information that GUESS? is not legally capable of protecting under this Agreement.
12.The provisions of this Agreement are severable, and if any one or more are determined to be unenforceable by a court of law, in whole or in part, the remaining provisions shall still be binding and enforceable. Moreover, if any court determines that any of the provisions, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, as the case may be, and, it is reduced form, such provision shall then be enforceable.
13.The failure of a party to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not (a) be a waiver of that term or provision, (b) prevent that party from enforcing that term or provision, or (c) prevent that party from enforcing that term of provision by any claim of delay.
14.Nothing in this Agreement prohibits Associate from truthfully reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, in each case as long as the information or documents to be disclosed were not obtained through a communication subject to the attorney-client privilege and  such disclosure is required or permitted by law. Associate does not need the prior authorization of GUESS? to make any such reports or disclosures and is not required to notify GUESS? that Associate has made such reports or disclosures.  In addition, nothing in this Agreement prohibits Associate from truthfully responding to a lawful and valid subpoena or other legal process, but Associate shall give GUESS? the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to GUESS? and its counsel the documents and other information sought, and shall assist GUESS? and such counsel in resisting or otherwise responding to such process.

This agreement replaces all previous agreements, whether written or oral, relating to the above subject matter, and cannot be changed orally. By signing below the Associate acknowledges that he or she has read it, understands it, and agrees to each of its provisions.

/s/ Dennis Secor	3/14/22
Dennis Secor	Date

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